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                            BADGER PAPER MILLS, INC.
                (Name of Registrant as Specified in its Charter)

                       ___________________________________
     (Name of person(s) Filing Proxy Statement if other than the Registrant)

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

                      [Badger Paper Mills, Inc. Letterhead]


                                  March 2, 1998



   Dear Badger Shareholder:

             Under a separate letter, you have been notified that a "Special Meeting of Badger Shareholders" has been called by Mr. Azzar. The purpose of this meeting is to request that Badger shareholders consent to reversing the State of Wisconsin statute 180.1150 that reduces the voting power of stock held in excess of 20% to 10% of the full voting power of those shares.

             I believe the Wisconsin Statute was instituted to protect shareholders from being subject to what is referred to as a "Creeping Takeover", and that the law is designed to protect minority shareholders from the actions of other shareholders who might control a large block of stock, particularly where their interests may not reflect the interests of minority shareholders.

             Mr. Azzar's proposal asks you to remove such protection. I strongly urge you to vote against Mr. Azzar's proposal and maintain the protection currently afforded by the Wisconsin Statute.

             Mr. Azzar has repeatedly criticized the Board for non-action and for eroding shareholder value. As we have communicated to you over the past three years, our efforts have been directed at repositioning Badger and returning it to profitability. We have completed the closure of our sulphite mill. We have invested in an up-to-date stock preparation facility. We have disposed of our non-productive timberland holdings and have announced the sale of other non-income producing assets. We recently downsized our operations in Peshtigo, which is consistent with out "repositioning strategy" focusing on specialty papers. All of the foregoing are intended to hasten our return to profitability.

             As Chairman of Badger, my number one goal has been to increase shareholder value by returning the Company to profitability.
   Additionally, I am firmly convinced that Badger can best do this as an independent company and benefit all of its stakeholders; i.e., shareholders, customers, employees, suppliers and the community.

                                      Very truly yours,

                                      BADGER PAPER MILLS, INC.

                                      /s/ Thomas J. Kuber

                                      Thomas J. Kuber
                                      Chairman